Exhibit 10.1

CREDIT AGREEMENT

dated as of

November 16, 2006,

among

GLOBAL PAYMENTS INC.,

The Foreign Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

COMERICA BANK, HSBC BANK, N.A.,
KEYBANK NATIONAL ASSOCIATION, and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

J.P. MORGAN SECURITIES INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner

SCHEDULES:

Schedule 1.01A -- Eligible Foreign Subsidiaries
Schedule 1.01B -- Pricing Schedule
Schedule 2.01 -- Lender Commitments
Schedule 2.02 -- Mandatory Cost
Schedule 3.11 -- Subsidiaries
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.08 -- Existing Restrictions

EXHIBITS:

Exhibit A        --     Form of Assignment and Assumption
Exhibit B-1     --     Form of Syndicated Note
Exhibit B-2     --     Form of Swingline Note
Exhibit C-1     --     Form of Increasing Lender Supplement
Exhibit C-2     --     Form of Augmenting Lender Supplement
Exhibit D        --     Form of Subsidiary Guaranty
Exhibit E-1     --     Form of Opinion of General Counsel
Exhibit E-2     --     Form of Opinion of Alston & Bird LLP
Exhibit F-1     --     Form of Borrowing Subsidiary Agreement
Exhibit F-2     --     Form of Borrowing Subsidiary Termination

                    CREDIT AGREEMENT dated as of November 16, 2006, among GLOBAL PAYMENTS INC., a Georgia corporation, the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent.

                    The parties hereto agree as follows:

ARTICLE I

Definitions

                    SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

                    “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                    “Acquired Entity” means the assets, in the case of an acquisition of assets, or Equity Interests (or, if the context requires, the Person that is the issuer of such Equity Interests), in the case of an acquisition of Equity Interests, acquired by the Company or any of its Subsidiaries pursuant to an Acquisition permitted by Section 6.04.

                    “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Person (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership, limited liability company or division or other business unit or segment thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

                    “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period and in any Agreed Currency, an interest rate per annum equal to the sum of (i) (a) the LIBO Rate for such Interest Period in such Agreed Currency multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Revolving Loans by a Lender from its office or branch in the United Kingdom to a Foreign Subsidiary Borrower organized under the laws of a jurisdiction in the United Kingdom, if applicable and as reasonably determined by the Administrative Agent in accordance with Schedule 2.02, the Mandatory Cost.

                    “Administrative Agent” means, collectively, JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and any Affiliates of JPMorgan Chase Bank, National Association, as may be designated in writing by it to the Company and the Multicurrency Tranche Lenders as performing duties of such Administrative Agent with respect to the Multicurrency Tranche hereunder.

                    “Administrative Questionnaire” means, for each Lender, an Administrative Questionnaire in a form supplied to such Lender by the Administrative Agent.

                    “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                    “Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) the lawful currency of Hong Kong (Hong Kong dollars), and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Multicurrency Tranche Lenders, provided that, in the case of any Borrowing or Letter of Credit to be denominated in any Foreign Currency, such currency at the time is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London or other applicable offshore interbank market.

                    “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b)  the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                    “Applicable Fee Rate” means, at any time, the per annum rate specified as the Facility Fee Rate, the Utilization Fee Rate or the Letter of Credit Fee Rate, as the case may be, as applicable at such time as determined pursuant to the Pricing Schedule.

                    “Applicable Margin” means, at any time, the per annum rate specified as the margin for Eurocurrency Loans or ABR Loans, as the case may be, as applicable at such time as determined pursuant to the Pricing Schedule.

                    “Applicable Percentage” means, (i) with respect to any Lender and any Tranche, the percentage of the total Commitments for such Tranche represented by such Lender’s Commitment for such Tranche, and (ii) with respect to any Lender and all Tranches, the percentage of the total Commitments for all Tranches represented by such Lender’s Commitments for all Tranches.  If the respective Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the respective Commitments most recently in effect, giving effect to any assignments.

                    “Approved Fund” has the meaning assigned to such term in Section 9.04.

                    “Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded to the nearest amount of such currency as determined by the Administrative Agent from time to time based upon the spot rate quoted by its foreign exchange trading desk.

                    “Asset Sale” means the sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any condemnation or casualty in respect of property) by the Company or any Subsidiary to any Person other than a Credit Party, of (i) any Equity Interests of any Subsidiary, or (ii) any other assets of the Company or any Subsidiary (other than inventory, obsolete or worn out assets, scrap, cash equivalents, and marketable securities, in each case disposed of in the ordinary course of business), except sales, transfers or other dispositions of any assets in one transaction or a series of related transactions having a value not in excess of $1,000,000.

                    “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                    “Augmenting Lender” has the meaning assigned to such term in Section 2.04.

                    “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments pursuant to the terms of this Agreement.

                    “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

                    “Borrower” means the Company or any Foreign Subsidiary Borrower.

                    “Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

                    “Borrowing Request” means a request by or on behalf of a Borrower for a Revolving Borrowing in accordance with Section 2.03.

                    “Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

                    “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

                    “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (x) any day on which banks are not open for dealings in the Agreed Currency applicable to such Eurocurrency Loan in the London interbank market (and, if the Borrowings or LC Disbursements which are the subject of a Borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, a day upon which TARGET is not open for business), and (y) any day on which banks are not open for dealings in the Agreed Currency in the jurisdiction of the Eurocurrency Payment Office applicable to such Eurocurrency Loan or of the principal financial center of the country of such Agreed Currency.

                    “CAM” means the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and other extensions of credit under the respective Tranches and collections thereunder established under Article X.

                    “CAM Exchange” means the exchange of the Lenders’ interests provided for in Article X.

                    “CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Company or (b) an acceleration of Loans pursuant to Article VII.

                    “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the LC Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate Dollar Amount of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the aggregate LC Exposures of all the Lenders and (c) the aggregate Swingline Exposures of all the Lenders, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

                    “Canadian Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of November 19, 2004, as amended, among JPMorgan Chase Bank, National Association, the “Syndicated Credit Lenders” that are parties thereto, Canadian Imperial Bank of Commerce, and the “Receivables Credit Lenders” that are parties thereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

                    “Canadian Receivables” means the accounts receivable of Global Payments Direct generated in the ordinary course of business of its merchant processing business in Canada, including VISA receivables, debit card receivables, merchant charge-back receivables and merchant business receivables (relating to fees owed to Global Payments Direct by its Canadian VISA merchants) generated in connection with such business.

                    “Canadian Receivables Collateral” means, collectively, the Canadian Receivables, the accounts maintained by Global Payments Direct with Canadian Imperial Bank of Commerce and into which are deposited only proceeds of the Canadian Receivables and other sums anticipated for use in connection with the settlement of the Canadian Receivables, and any foreign exchange hedging contracts entered into by Global Payments Direct in order to mitigate foreign currency exchange risk arising in respect of obligations under the Canadian Receivables Credit Facility, together with all products and proceeds of the foregoing.

                    “Canadian Receivables Credit Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Canadian Imperial Bank of Commerce providing for short-term advances to Global Payments Direct made in respect of the Canadian Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Company and certain Subsidiaries, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification is not on terms or otherwise less favorable in any material respect to the Lenders or the Administrative Agent.

                    “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                    “Change in Control” means the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any entity, organization or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Company; or (ii) during any period of up to 12 months, individuals who at the beginning of such 12 month period were directors of the Company (together with any new directors whose election or nomination for election by the Company’s board of directors was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death, disability or voluntary retirement not for reasons related to an actual or proposed change of control) to constitute at least a majority of the directors of the Company then in office); or (iii) the occurrence of any sale, lease, exchange or other transfer (in a single transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (as defined above).

                    “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                    “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, Swingline Loans, or Multicurrency Tranche Revolving Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment or Multicurrency Tranche Commitment.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    “Commitment” means a US Tranche Commitment or Multicurrency Tranche Commitment, as the case may be.

                    “Company” means Global Payments Inc., a Georgia corporation, and its successors and permitted assigns.

                    “Computation Date” is defined in Section 2.21.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

                    “Country Risk Event” means:

                            (i)   any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

                                   (a)   changing the obligations of the Issuing Bank or the Lenders under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent from that which exists on the Effective Date,

                                   (b)   changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business,

                                   (c)   preventing or restricting the conversion into or transfer of the applicable Agreed Currency; or

                            (ii)   force majeure; or

                            (iii)   any similar event outside the control of the Administrative Agent and the Issuing Bank;

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

                    “Credit Event “ means a Borrowing, an LC Disbursement or both.

                    “Credit Party” means any of the Borrowers and the Guarantors.

                    “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                    “Dollar Amount “ of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is a Foreign Currency, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange into Dollars as set forth on such date on the applicable Reuters currency page at or about 11:00 a.m., London time, provided that if such rate is not then available on such currency page, then such calculation shall be made on the basis of the arithmetical mean of the buy and sell spot rates of exchange that the Administrative Agent offers to buy and sell such currency on the London or other applicable interbank market at 11:00 a.m., Local Time in such interbank market, on or as of the most recent Computation Date provided for in Section 2.21; provided further, that the Administrative Agent may obtain such rates from another financial institution designated by the Administrative Agent if its foreign exchange trading desk does not have spot buy and sell rates for such currency.

                    “Dollars” or “$” refers to lawful money of the United States of America.

                    “Domestic Subsidiary” means a Subsidiary organized under the laws of one of the States of the United States of America, the District of Columbia, or the federal laws of the United States of America.

                    “EBITDA” means, for any period, the sum of the following (without duplication) in each case determined on a consolidated basis in accordance with GAAP:  (a) with respect to the Company and its Subsidiaries (excluding any Persons or assets that became Acquired Entities at any time during such period), the sum of each of the following for such period: (i) Net Income, (ii) income taxes, (iii) depreciation, (iv) amortization, and (v) Interest Expense; and (b) “EBITDA” of any Persons or assets that became Acquired Entities at any time during such period, calculated on a pro forma basis for such Acquired Entities for the entire period in a manner otherwise consistent with this definition and the definitions referred to herein.

                    “EBITR” means, for the Company and its Subsidiaries for any period, an amount equal to the sum of each of the following for such period (without duplication) in each case determined on a consolidated basis in accordance with GAAP: (a) EBITDA (excluding “EBITDA” of Acquired Entities as described in clause (b) of the definition of EBITDA) plus (b) Lease Expense, minus (c) depreciation and amortization.

                    “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                    “Eligible Foreign Subsidiary” means any Foreign Subsidiary that is shown on Schedule 1.01A or is otherwise approved from time to time in writing by the Administrative Agent and each of the Multicurrency Tranche Lenders.

                    “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                    “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

                    “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell rates of exchange into Dollars as set forth on such date on the applicable Reuters currency page at or about 11:00 a.m., London time, provided, that if such rate is not then available on such currency page, then such calculation shall be made on the basis of the arithmetical mean of the buy and sell spot rates of exchange that the Administrative Agent offers to buy and sell such currency on the London or other applicable interbank market at 11:00 a.m., Local Time in such interbank market, on that date; provided further, that the Administrative Agent may obtain such rates from another financial institution designated by the Administrative Agent if its foreign exchange trading desk does not have a spot buy and sell rates for such currency.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                    “ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                    “EU” means the European Union.

                    “euro” and/or “EUR” means the single currency of the participating member states of the EU.

                    “Eurocurrency”, when used in reference to a currency, means an Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                    “Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified in writing by the Administrative Agent to the Company and each Lender on or before the Effective Date and as updated from time to time in writing by the Administrative Agent to such Persons after such date.

                    “Event of Default” has the meaning assigned to such term in Article VII.

                    “Exchange Rate” means on any day, for purposes of determining the Dollar equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the applicable Reuters currency page for such currency in the London or other applicable offshore interbank market.  In the event that such rate does not appear on such Reuters page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall determine for such rates as the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any such Borrower with respect to such withholding tax pursuant to Section 2.17(a).

                    “Extension Request” has the meaning assigned to such term in Section 2.20.

                    “Facility Fee Rate” has the meaning assigned to such term in Section 2.12(a).

                    “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                    “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

                    “Fiscal Quarter” means any fiscal quarter of the Company.

                    “Fiscal Year” means any fiscal year of the Company.

                    “Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter, for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters, of (i) EBITR of the Company and its Subsidiaries for such period to (ii) Fixed Charges of the Company and its Subsidiaries for such period.

                    “Fixed Charges” means, without duplication, for the Company and its Subsidiaries for any period, the sum each of the following for such period: (a) Interest Expense, and (b) Lease Expense.

                    “Foreign Currencies” means each Agreed Currency other than Dollars.

                    “Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn, available and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

                    “Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

                    “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                    “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

                    “Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower pursuant to Section 2.24 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

                    “GAAP” means generally accepted accounting principles in the United States of America.

                    “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                    “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                    “Guarantors” means (i) each Subsidiary that qualifies as a Significant Subsidiary as provided herein and each additional Subsidiary that executes and delivers to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to Section 5.09, and (ii) the Company in respect of its obligations pursuant to Article XI.

                    “Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                    “Indebtedness” of any Person means, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) Capital Lease Obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) Guarantees by such Person of the type of indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, and (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries.  “Indebtedness” shall not include obligations of the Company or any Subsidiary under any Settlement Facility or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business.

                    “Indemnified Taxes” means Taxes other than Excluded Taxes.

                    “Information Memorandum” means the Confidential Information Memorandum dated October 2006 relating to the Company and the Transactions.

                    “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multi-national or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how processes and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds in damages therefrom.

                    “Interest Election Request” means a request by or on behalf of the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

                    “Interest Expense” means, for the Company and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP (without duplication), total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations (whether capitalized or expensed) during such period (whether or not actually paid during such period).

                    “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

                    “Interest Period” means with respect to (i) any Eurocurrency Borrowing in Dollars, the period commencing on the date of such Borrowing and ending seven days or fourteen days thereafter, and (ii) any Eurocurrency Borrowing (including Borrowings in Dollars), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, in each case as the applicable Borrower may elect; provided, that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                    “Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                    “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                    “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, plus (b) the Dollar Amount of the aggregate undrawn amount of all outstanding Letters of Credit denominated in a Foreign Currency at such time, plus (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Lender at any time shall be the sum of its US Tranche LC Exposure and its Multicurrency Tranche LC Exposure at such time.

                    “Lease Expense” for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

                    “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

                    “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

                    “Letter of Credit Fee Rate” has the meaning assigned to such term  in Section 2.12(b).

                    “Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of Total Debt of the Company and its Subsidiaries as of such date to EBITDA of the Company and its Subsidiaries for such Fiscal Quarter and the immediately preceding three Fiscal Quarters.

                    “LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, (a) if denominated in any currency other than euro or Hong Kong dollars, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; (b) if denominated in euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period, by reference to the Banking Federation of the European Union for deposits in euro (as reflected on the applicable Telerate screen), for a period equal to such Interest Period; or (c) if denominated in Hong Kong dollars, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Hong Kong time, on the Quotation Day for such Interest Period by reference to the Telerate page 9898 or other applicable Telerate page displaying the average Hong Kong interbank market offered rates of major banks for Hong Kong dollar deposits for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing (based on the amount of the Loan of the Administrative Agent, in its capacity as a Lender, included in such Borrowing) are offered for such Interest Period to major banks in the London or other applicable offshore interbank market by the principal office of the Administrative Agent in such offshore interbank market at approximately (i) 11:00 a.m., London time, on the Quotation Day for such Interest Period if such Borrowing is denominated in any currency other than euro or Hong Kong dollars, (ii) 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period if such Borrowing is denominated in euro, or (iii) 11:30 a.m., Hong Kong time, on the Quotation Day for such Interest Period if such Borrowing is denominated in Hong Kong dollars.

                    “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

                    “Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Notes, the Subsidiary Guaranty, any Subsidiary Guaranty Supplements, and all other documents and agreements contemplated hereby and executed by the Company or any Subsidiary of the Company in favor of the Administrative Agent or any Lender.

                    “Loans” means the Revolving Loans and Swingline Loans made by the Lenders to the Borrowers pursuant to this Agreement.

                    “Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and made to or for the account of the Company, and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as the Administrative Agent has previously advised the Company as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Foreign Currency or which is made in Dollars to or for the account of a Foreign Subsidiary Borrower.

                    “Mandatory Cost” is described in Schedule 2.02.

                    “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, results of operations, business, or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender, or the Lenders under the Loan Documents, or the ability of any of the Credit Parties to perform its obligations under the Loan Documents to which it is a party (such obligations to include, without limitation, payment of the Obligations and observance and performance of the covenants set forth in Articles V and VI hereof), as applicable, or (c) the legality, validity or enforceability of any Loan Document.

                    “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding the Dollar Amount of $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

                    “Material Subsidiary” means each Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 5.01, contributed more than ten percent (10%) of the Company’s consolidated revenues for such period.  Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Company and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 5.01, provided that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date such Permitted Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four fiscal quarters then ended) for which financial statements are available (which may be unaudited).

                    “Maturity Date” means November 16, 2011, subject to extension as provided in Section 2.20.

                    “Moody’s” means Moody’s Investors Service, Inc.

                    “Multicurrency Tranche” means, respectively, the Multicurrency Tranche Commitments, the Multicurrency Tranche Revolving Loans, and the Multicurrency Tranche LC Exposure.

                    “Multicurrency Tranche Commitment” means, with respect to each Multicurrency Tranche Lender, the commitment of such Multicurrency Tranche Lender to make Multicurrency Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the Multicurrency Tranche hereunder, expressed as an amount representing the maximum aggregate amount of such Multicurrency Tranche Lender’s Multicurrency Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Multicurrency Tranche Lender pursuant to Section 9.04.  The initial amount of each Multicurrency Tranche Lender’s Multicurrency Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which the Multicurrency Tranche Lender shall have assumed its Multicurrency Tranche Commitment, as applicable.  The aggregate amount of the Multicurrency Tranche Commitments on the Effective Date is $50,000,000.

                    “Multicurrency Tranche Exposure” means, with respect to any Multicurrency Tranche Lender at any time, the Dollar Amount of the sum at such time, without duplication of (a) such Lender’s Multicurrency Tranche Percentage of the sum of the principal amounts of all Multicurrency Tranche Revolving Loans outstanding at such time, plus (b) the amount of such Lender’s Multicurrency Tranche LC Exposure.

                    “Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the Multicurrency Tranche denominated in Dollars at such time, (b) the Dollar Amount of the aggregate undrawn amount of all outstanding Letters of Credit issued under the Multicurrency Tranche denominated in a Foreign Currency at such time, and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the Multicurrency Tranche that have not yet been reimbursed by or on behalf of the Company at such time.  The Multicurrency Tranche LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time.

                    “Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment and, after the expiration or termination of such Multicurrency Tranche Commitment, any outstanding Multicurrency Tranche Exposure.

                    “Multicurrency Tranche Percentage” means, with respect to any Multicurrency Tranche Lender, the percentage of the total Multicurrency Tranche Commitments represented by such Lender’s Multicurrency Tranche Commitment.  If the Multicurrency Tranche Commitments have been terminated or expired, the Multicurrency Tranche Percentages shall be determined based upon the Multicurrency Tranche Commitments most recently in effect, giving effect to any assignments.

                    “Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans.

                    “Multicurrency Tranche Revolving Loan” means a Loan made by a Multicurrency Tranche Lender pursuant to Section 2.01(b).  Each Multicurrency Tranche Revolving Loan that is denominated in Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Multicurrency Tranche Revolving Loan that is denominated in a Foreign Currency shall be a Eurocurrency Loan.

                    “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    “Net Income” means, for any period, net income of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent included therein) (a) any equity interests in the earnings of joint ventures or other Persons that are not Subsidiaries that are not actually paid in cash to the Company or its Subsidiaries during such period, and (b) the after-tax impact of Non-Recurring Non-Cash Items.  Further, Non-Recurring Cash Items will only be reflected (on an after-tax basis) in net income as such amounts are paid, and the cash portions of any restructuring charge will only be reflected (on an after-tax basis) in net income for pre-tax amounts that exceed the Restructuring Charge Limit.

                    “Net Worth” means, as of any date, total shareholders’ equity reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.

                    “New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any agreement in relation to clause (i), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

                    “Non-Negotiated Acquisition” means any Acquisition that is effected (A) pursuant to a tender or other public offer to purchase from the holders of Equity Interests of a publicly held Person that has not been preceded by approval of such tender or other public offer by (i) the board of directors or comparable managing board or body of such Person, or (ii) the negotiated agreement(s) in support of such Acquisition by holders of sufficient Equity Interests to assure the approval of such Acquisition pursuant to the organizational documents of such Person and applicable law, or (B) following a solicitation of proxies with respect to the Equity Interests of such Person that has not been approved by the management of such Person.

                    “Non-Recurring Cash Items” means, for any period, an accounting item that impacts cash and is generally non-recurring in nature, including without limitation, the cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.  For illustrative purposes, an example of a Non-Recurring Cash Item is a restructuring charge that includes cash severance payments.

                    “Non-Recurring Non-Cash Items” means, for any period, an accounting item that does not impact cash and is generally non-recurring in nature, including without limitation, the non-cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.

                    “Notes” means, collectively, the Syndicated Notes and the Swingline Note; and “Note” means any one of the Notes.

                    “Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on all Loans, reimbursement obligations hereunder in respect of LC Disbursements, accrued and unpaid fees, and expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Swingline Lender, the Issuing Bank, the Administrative Agent or any indemnified party hereunder arising under this Agreement and the other Loan Documents, and all amounts payable by the Company to any Lender or any affiliate of any Lender under any Swap Agreement in effect between the Company and such Lender or affiliate.

                    “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                    “Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event.

                    “Participant” has the meaning set forth in Section 9.04.

                    “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                    “Permitted Acquisition” means an Acquisition otherwise satisfying the terms of Section 6.04 and, if the total amount of cash consideration to be paid, and Indebtedness to be assumed or otherwise becoming a portion of Total Debt, in respect of such Acquisition exceeds the Dollar Amount of $100,000,000 in the aggregate, the Company shall have delivered to the Agent prior to consummation of such Acquisition a certificate of a Financial Officer demonstrating in reasonable detail that the Company shall be in compliance, on a pro forma basis after giving effect to such Acquisition, with the Leverage Ratio in Section 6.10 recomputed as of the last day of the most recently-ended Fiscal Quarter for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the four Fiscal Quarter period then ending, together with all other relevant financial information for the Person(s) or assets to be so acquired as may be reasonably requested by the Administrative Agent.

                    “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not Indebtedness,  which do not in the aggregate materially impair the use thereof in the operation of the business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

                    “Permitted Pari Passu Indebtedness” means Indebtedness of the Company (other than the Obligations) issued pursuant to an indenture, loan or credit agreement, note purchase agreement, or similar agreement or instrument for money borrowed, evidencing senior unsecured indebtedness of the Company, or senior secured indebtedness of the Company providing for Liens securing such indebtedness and the Obligations as described in this Agreement on a pari passu basis with respect to all assets serving as collateral for such indebtedness and the Obligations, and providing for guaranties of such indebtedness by no Subsidiaries of the Company other than Guarantors under this Agreement, and if such indebtedness is secured by Liens, subject in all respects to an intercreditor agreement negotiated in good faith by the Administrative Agent acting on behalf of the Lenders and the holders of such indebtedness or such holders’ trustee, agent, or other representative, and making provisions for, among other things, the sharing of proceeds of collateral and amounts received or collected from guarantors in connection with such indebtedness and the Obligations.

                    “Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                    “Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                    “Pounds Sterling” means the lawful currency of the United Kingdom.

                    “Pricing Schedule” means Schedule 1.01B attached to this Agreement.

                    “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                    “Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, (i) in the case of a Eurocurrency Borrowing denominated in Dollars or euro, two (2) Business Days prior to the commencement of such Interest Period, and (ii) in the case of a Eurocurrency Borrowing denominated in any Foreign Currency other than euro, the day on which it is market practice in the relevant interbank market for major banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period (and if such quotations would normally be given by major banks on more than one day, the Quotation Day will be the last of such days).

                    “Quoted Swingline Rate” means a fixed rate of interest quoted by the Swingline Lender to the Company, and accepted by the Company, pursuant to Section 2.05 to be applicable to a Swingline Loan as specified by the Company for a Quoted Swingline Rate Interest Period.

                    “Quoted Swingline Rate Interest Period” means a period not to exceed seven (7) calendar days specified by the Company as being applicable to a Swingline Loan being requested by the Company to bear interest at a Quoted Swingline Rate.

                    “Register” has the meaning set forth in Section 9.04.

                    “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

                    “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

                    “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments in effect at such time.

                    “Restructuring Charge Limit” means during any Fiscal Year, an amount equal to three percent (3%) of the Net Worth of the Company and its Subsidiaries as of the end of the immediately preceding Fiscal Year.

                    “Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans or Multicurrency Tranche Revolving Loans, as the case may be.

                    “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s US Tranche Exposure and Multicurrency Tranche Exposure, as the case may be, at such time.

                    “Revolving Loan” means a US Tranche Revolving Loan or Multicurrency Tranche Revolving Loan, as the case may be.

                    “Settlement Facilities” means credit facilities obtained by the Company or any Subsidiary that provide for funding of short-term timing differences related to customer settlements.

                    “Significant Subsidiary” means each wholly owned Domestic Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 5.01, contributed more than one percent (1%) (on a consolidated basis) of the Company’s consolidated revenues for such period.  Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Company and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 5.01, provided that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date such Permitted Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four fiscal quarters then ended) for which financial statements are available (which may be unaudited).

                    “Statutory Reserve Rate” means, with respect to any Lender and any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal as may be applicable to such Lender.  Such reserve percentages shall, in the case of US Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Company promptly of any such adjustment.

                    “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent, and the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

                    “Subsidiary” means any subsidiary of the Company.

                    “Subsidiary Guaranty” means the Subsidiary Guaranty substantially in the form of Exhibit D executed and delivered by the Guarantors, in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, supplemented and restated from time to time.

                    “Subsidiary Guaranty Supplement” means each Supplement substantially in the form of Annex I to the Subsidiary Guaranty executed and delivered by a Subsidiary pursuant to Section 5.09.

                    “Surety Indemnification Obligations” means all obligations of the Company or any Subsidiary to indemnify any issuers for amounts required to be paid under any surety bonds issued by such issuers and posted in accordance with applicable legal requirements with any Governmental Authority at the request and for the use of the Company or any Subsidiary in the ordinary course of its business.

                    “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

                    “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its US Tranche Percentage of the total  Swingline Exposure at such time.

                    “Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

                    “Swingline Loan” means a Loan made pursuant to Section 2.05.

                    “Swingline Note” means the promissory note evidencing the Swingline Loans substantially in the form of Exhibit B-2 and duly completed in accordance with the terms hereof, including any amendment, modification, renewal or replacement of such promissory note.

                    “Syndicated Note” means a promissory note, substantially in the form of Exhibit B-1 with appropriate insertions, duly executed and delivered to the Administrative Agent by the applicable Borrower for the account of a Lender and payable to the order of such Lender to evidence Loans made by such Lender pursuant to its US Tranche Commitment or Multicurrency Tranche Commitment, as the case may be, including any amendment, modification, renewal or replacement of such promissory note.

                    “TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

                    “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                    “Total Debt” means at any date, all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis as of such date (excluding therefrom, however, without duplication, Guarantees of Indebtedness of such Person or any of its Subsidiaries, respectively, by such Person or any such Subsidiary).

                    “Transactions” means the execution, delivery and performance by the Company of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                    “Tranche” means the US Tranche or the Multicurrency Tranche, as the case may be.

                    “Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Percentage or Multicurrency Tranche Percentage, as the case may be.

                    “2003 Credit Agreement” means the Credit Agreement dated as of November 25, 2003, as amended and in effect immediately prior to the Effective Date, among the Company, the lenders that are parties thereto, and JPMorgan Chase Bank, National Association (as successor to Bank One, NA), as administrative agent for such lenders.

                    “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, or the Quoted Swingline Rate.

                    “US Tranche” means, respectively, the US Tranche Commitments, the US Tranche Revolving Loans, the US Tranche LC Exposure, and the Swingline Loans.

                    “US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit issued pursuant to the US Tranche and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable.  The aggregate amount of the US Tranche Commitments on the Effective Date is $300,000,000.

                    “US Tranche Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication of (a) such Lender’s US Tranche Percentage of the sum of the principal amounts of all US Tranche Revolving Loans outstanding at such time, plus (b) the amount of such Lender’s US Tranche LC Exposure and Swingline Exposure at such time.

                    “US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Tranche at such time, and (b) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the US Tranche that have not yet been reimbursed by or on behalf of the Company at such time.  The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

                    “US Tranche Lender” means a Lender with a US Tranche Commitment and, after the expiration or termination of such US Tranche Commitment, any outstanding US Tranche Exposure.

                    “US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment.  If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

                    “US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

                    “US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a).  Each US Tranche Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

                    “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                    SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency US Tranche Revolving Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).

                    SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                    SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

                    SECTION 1.05.  Foreign Currency Calculations.  For purposes of any determination under Section 6.01, 6.02 or 6.03, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars in accordance with GAAP on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens or Asset Sales were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II

The Credits

                    SECTION 2.01.  Commitments.  (a)  Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such US Tranche Lender’s US Tranche Exposure exceeding such Lender’s US Tranche Commitment, or (b) the sum of the total US Tranche Exposures of all US Tranche Lenders exceeding the total US Tranche Commitments of all such Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow US Tranche Revolving Loans.

                    (b)     Subject to the terms and conditions set forth herein, each Multicurrency Tranche Lender agrees to make Multicurrency Tranche Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not, subject to fluctuations in currency exchange rates, result in (a) such Multicurrency Tranche Lender’s Multicurrency Tranche Exposure exceeding the Dollar Amount of such Lender’s Multicurrency Tranche Commitment, or (b) the sum of the total Multicurrency Tranche Exposures of all Multicurrency Tranche Lenders exceeding the total Multicurrency Tranche Commitments of all such Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Multicurrency Tranche Revolving Loans.

                    SECTION 2.02.  Loans and Borrowings.  (a)  Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments.  Each Multicurrency Tranche Revolving Loan shall be made as part of a Borrowing consisting of Multicurrency Tranche Revolving Loans made by the Multicurrency Tranche Lenders ratably in accordance with their respective Multicurrency Tranche Commitments.  The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

                    (b)  Subject to Section 2.14, (i) each Borrowing of US Tranche Revolving Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, and (ii) each Borrowing of Multicurrency Tranche Revolving Loans shall be comprised entirely of (x) ABR Loans or Eurocurrency Loans (if such Loans are to be denominated in Dollars) or (y) Eurocurrency Loans (if such Loans are to be denominated in a Foreign Currency), in each case as the applicable Borrower, or the Company on behalf of the applicable Borrower, may request in accordance herewith.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or, if such Loan is denominated in a Foreign Currency, foreign branch or Affiliate of such Lender to make such Eurocurrency Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Eurocurrency Loan in accordance with the terms of this Agreement.

                    (c)  At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 (or the Approximate Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total US Tranche Commitments or Multicurrency Tranche Commitments, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of nine Eurocurrency Revolving Borrowings outstanding under any Tranche.

                    (d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to such Borrowing would end after the Maturity Date.

                    SECTION 2.03.  Requests for Revolving Borrowings.   To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days (in the case of a Eurocurrency Borrowing to the Company denominated in Dollars) or 10:00 a.m., Local Time, three Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing being requested by or on behalf of a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower or by the Company on such Borrower’s behalf.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) whether the requested Borrowing is to be a US Tranche Revolving Borrowing or a Multicurrency Tranche Revolving Borrowing;

(iii) the currency and aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then (i) in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing, and (ii) in the case of a Borrowing denominated in a Foreign Currency, the requested Borrowing shall be a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

                    SECTION 2.04.  Option to Increase Aggregate US Tranche Commitments.  The Company may from time to time (but in no event on more than eight occasions prior to the Maturity Date) elect to increase the US Tranche Commitments (on each occasion in a minimum amount of $10,000,000 and in an integral multiple of $5,000,000) so long as the aggregate amount of all such increases does not exceed an additional $350,000,000.  The Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its US Tranche Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing US Tranche Commitments, or extend US Tranche Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company, the Administrative Agent, and the

Issuing Bank, and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C-1 hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit C-2 hereto.  Increases and new US Tranche Commitments created pursuant to this Section 2.04 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the US Tranche Commitments (or in the US Tranche Commitment of any Lender), shall become effective under this Section 2.04 unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (ii) the Administrative Agent shall have received such documents as may be requested by it that are consistent with those delivered on the Effective Date as to the organizational power and authority of the Company to borrow hereunder after giving effect to such increase and (iii) the Company shall be in compliance with the covenants contained in Sections 6.10 and 6.11.  On the effective date of any increase in the US Tranche Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other US Tranche Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other US Tranche Lenders, each US Tranche Lender’s portion of the outstanding US Tranche Revolving Loans of all the US Tranche Lenders to equal its US Tranche Percentage of such outstanding US Tranche Revolving Loans, and (ii) the Company shall be deemed to have repaid and reborrowed from the US Tranche Lenders (including any Increasing Lenders and Augmenting Lenders), in accordance with their respective US Tranche Percentages, all outstanding US Tranche Revolving Loans as of the date of any increase in the US Tranche Commitments (with such reborrowing to consist of the Types of US Tranche Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Company pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

                    SECTION 2.05.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the total US Tranche Exposures of all US Tranche Lenders exceeding the total US Tranche Commitments of all US Tranche Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be made as an ABR Loan or shall be made subject to a Quoted Swingline Rate, and shall be repaid with all interest accrued thereon at the expiration of the Quoted Swingline Rate Interest Period applicable thereto, if any, but in no event later than seven days after the date such Swingline Loan is advanced to the Company.

                    (b)  To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than (i) 1:00 p.m., New York City time, on the day of a proposed Swingline Loan, for each Swingline Loan requested to bear interest based on the Quoted Swingline Rate, and (ii) 3:30 p.m., New York City time, on the day of a proposed Swingline Loan to be made as an ABR Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan, and if such Swingline Loan is to bear interest at a Quoted Swingline Rate, the Quoted Swingline Rate Interest Period to be applicable thereto.  Swingline Loans shall be made in minimum amounts of $500,000 and in integral multiplies of $100,000, provided that Swingline Loans may be made in the amount of the unused portion of the Swingline availability as set forth in Section 2.05(a) so long as such Swingline Loan is not less than $100,000.  No more than five Swingline Loans may be outstanding at any time.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company.  The Swingline Lender shall make each Swingline Loan available to the Company at the account of the Company designated (by location and account number) by the Company in connection with such request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan.

                    (c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the US Tranche Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which US Tranche Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each US Tranche Lender, specifying in such notice such Lender’s US Tranche Percentage of such Swingline Loan or Loans.  Each US Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s US Tranche Percentage of such Swingline Loan or Loans.  Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the US Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each US Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such US Tranche Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the US Tranche Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the US Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

                    SECTION 2.06.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of standby Letters of Credit denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  All Letters of Credit denominated in Foreign Currencies shall be issued under the Multicurrency Tranche.  In the event of any inconsistency between the terms and conditions of this

Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue any Letter of Credit in a Foreign Currency or for the benefit of a Foreign Subsidiary Borrower with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Issuing Bank shall promptly notify the Company of such determination prior to the issuance of such Letter of Credit, and the Company shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance satisfactory to the Issuing Bank, or withdraw such request for issuance of such Letter of Credit.

                    (b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto (and, in the case of any Letter of Credit denominated in Dollars, whether such Letter of Credit is to be issued under the US Tranche or the Multicurrency Tranche), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, but allowing for fluctuations in currency exchange rates and subject to Section 2.11.2, (i) the Dollar Amount of the LC Exposure shall not exceed $50,000,000, (ii)  the total US Tranche Exposures of all US Tranche Lenders shall not exceed the total US Tranche Commitments of all US Tranche Lenders, and (iii) the total Multicurrency Tranche Exposures of all Multicurrency Tranche Lenders shall not exceed the total Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders.

                    (c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit, and (ii) the date that is five Business Days prior to the Maturity Date, provided any Letter of Credit with a one-year tenor may provide for renewals or extensions thereof for additional one-year periods (but which shall in no event extend beyond the date that is five Business Days prior to the Maturity Date).

                    (d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders under the applicable Tranche, the Issuing Bank hereby grants to each Lender having a Commitment in respect of such applicable Tranche, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s applicable Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s applicable Tranche Percentage of (i) each LC Disbursement made by the Issuing Bank in Dollars and (ii) the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date) equal to each LC Disbursement made by such Issuing Bank in a Foreign Currency, and in each case, not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason (or, if such reimbursement payment was refunded in a Foreign Currency, the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date) of such refund).  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                    (e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date) equal to such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, (i) if such LC Disbursement is not less than the minimum Borrowing amount specified in Section 2.03 or 2.05, as the case may be, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in each case in the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date) equal to such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, and (ii) if the Issuing Bank elects to require reimbursement to be made in a Foreign Currency as provided above, the Company shall make such reimbursement payment in such Foreign Currency not later than 12:00 noon, Local Time, four (4) Business Days after the Issuing Bank provides such notice to the Company, together with interest on such amount at the applicable rate set forth in Section 2.06(h).  If the Company fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s applicable Tranche Percentage thereof.  Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent its applicable Tranche Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from such Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the applicable Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.  If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Administrative Agent shall promptly notify the Company prior to payment by the Company, and the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date) equal to such LC Disbursement.

                    (f)  Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                    (g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

                    (h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the higher of (i) the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Margin with respect to Eurocurrency Revolving Loans, and (ii) all overdraft or similar charges, costs or expenses that are applicable to the payment of such LC Disbursement); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                    (i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                    (j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure of all Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank, Administrative Agent, and the Lenders, an amount in cash equal to (1) with respect to a Letter of Credit denominated in Dollars, 100% and (2) with respect to a Foreign Currency Letter of Credit, 105%, in each case of the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date) equal to the LC Exposure in the aggregate as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing may, if agreed by the Company and the Administrative Agent, be deposited in the applicable Foreign Currencies in an amount equal to the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII.  For the purposes of this paragraph, the Foreign Currency LC Exposure in Dollars shall be calculated using the applicable Exchange Rates on the date notice demanding cash collateralization is delivered to the Company.  The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.2.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the Company’s risk and expense and in such short-term certificates of deposit of the Administrative Agent or other short-term money market investments as may be requested by the Company and approved by the Administrative Agent (and subject to the execution and delivery by the Company and any third party issuer or intermediary with respect to such investments (other than investments in accounts maintained with or by (as customer) the Administrative Agent) of a control agreement in respect of any such investments in form and substance satisfactory to the Administrative Agent), such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure of all Lenders), be applied to satisfy other Obligations under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived or all of the Obligations have been paid in full, all outstanding Letters of Credit have been cancelled or terminated, and all Commitments have been terminated.

                    (k)  Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the amount in Dollars (calculated using the applicable Exchange Rate in effect on such date, or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), equal to such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

                    SECTION 2.07.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans to the Company denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or made to a Foreign Subsidiary Borrower, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and for such Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by 1:00 p.m. New York City time or 1:00 p.m. Local Time, as the case may be, by crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained in the relevant jurisdiction and designated (by location and account number) by or on behalf of such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

                    (b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules, customs and practices in respect of interbank compensation in the applicable interbank market (including without limitation, any overdraft or similar charges, costs and expenses that may be applicable), or (ii) in the case of the applicable Borrower, the interest rate applicable to such Borrowing (if denominated in a Foreign Currency) or to ABR Loans (if denominated in Dollars).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

                    SECTION 2.08.  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Class and Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

                    (b)  To make an election pursuant to this Section, the applicable Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

                    (c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i)  the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

          (iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

                    (d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

                    (e)  If the applicable Borrower, or the Company on behalf of such Borrower, fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) such Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued for another Interest Period beyond its then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to a Revolving Borrowing for an Equivalent Amount of Dollars (if such Eurocurrency Revolving Borrowing had been denominated in a Foreign Currency) and shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, in each case bearing interest at the applicable rates provided in Section 2.13.

                    SECTION 2.09.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

                    (b)  The Company may at any time terminate, or from time to time reduce, the Commitments of any Tranche; provided that (i) each reduction of the Commitments of any Tranche shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of US Tranche Revolving Loans in accordance with Section 2.11, the sum of the US Tranche Exposures of all US Tranche Lenders would exceed the total US Tranche Commitments of all US Tranche Lenders, and (iii) the Company shall not terminate or reduce the Multicurrency Tranche Commitments if, after giving effect to any concurrent payment of Multicurrency Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Multicurrency Tranche Exposures of all Multicurrency Tranche Lenders would exceed the total Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders.

                    (c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

                    SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender on the Maturity Date the then unpaid principal amount of each Revolving Loan made to such Borrower, and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the expiration of any Quoted Swingline Rate Interest Period applicable thereto (but in no event later than seven days after the Swingline Loan was advanced to the Company), provided that on each date that a Revolving Borrowing is made by the Company, the Company shall repay all Swingline Loans then outstanding.  Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.

                    (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the amounts owing by each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                    (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

                    (d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

                    (e)  Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Syndicated Note or Swingline Note, as the case may be, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                    SECTION 2.11.  Prepayment of Loans.

                    SECTION 2.11.1.  Voluntary Prepayment of Loans.  (a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

                    (b)  The applicable Borrower, or the Company on its behalf, shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 2:00 p.m., New York City time (or, in the case of a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, 11:00 a.m. Local Time), three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the Class and principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and by any amounts required to be paid pursuant to Section 2.16.

                    SECTION 2.11.2  Mandatory Prepayments.  If at any time, (i) the sum of the aggregate US Tranche Exposures of all US Tranche Lenders exceeds the total US Tranche Commitments, (ii) other than solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of the Multicurrency Tranche Exposures of all Multicurrency Tranche Lenders (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the total Multicurrency Tranche Commitments, or (iii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of the Multicurrency Tranche Exposures of all Multicurrency Tranche Lenders (as so calculated) exceeds 105% of the total Multicurrency Tranche Commitments, the Borrowers shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings and, if no Borrowings are then outstanding, cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to eliminate any such excess.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing, then at the Company’s option, in the case of a prepayment required pursuant to the foregoing clause (iii), the Administrative Agent shall hold any such prepayment to be applied to Eurocurrency Loans in escrow (in an account under the sole dominion and control of the Administrative Agent) for the benefit of the applicable Lenders and shall release such amounts upon the expiration of the Interest Periods applicable to any such Eurocurrency Loans being prepaid (it being understood and agreed that interest shall continue to accrue on the Obligations until such time as such prepayments are released from escrow and actually applied to reduce the Obligations); provided, however, that upon the occurrence and during the continuation of an Event of Default, such escrowed amounts may be applied immediately to Eurocurrency Loans and other Obligations without regard to the expiration of any Interest Period and the Company shall make all payments under Section 2.16 resulting therefrom.

                    SECTION 2.12.  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each US Tranche Lender a facility fee, which shall accrue at a rate per annum equal to the Applicable Fee Rate for such facility fee (the “Facility Fee Rate”) on the daily amount of the US Tranche Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such US Tranche Commitment terminates; provided that, if such Lender continues to have any US Tranche Exposure after its US Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s US Tranche Exposure from and including the date on which its US Tranche Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Exposure.  The Company further agrees to pay to the Administrative Agent for the account of each Multicurrency Tranche Lender a facility fee, which shall accrue at the Facility Fee Rate on the daily amount of the Multicurrency Tranche Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Multicurrency Tranche Commitment terminates; provided that, if such Lender continues to have any Multicurrency Tranche Exposure after its Multicurrency Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Multicurrency Tranche Exposure from and including the date on which its Multicurrency Tranche Commitment terminates to but excluding the date on which such Lender ceases to have any Multicurrency Tranche Exposure.  Accrued facility fees shall be payable quarterly in arrears in Dollars on the first Business Day of each calendar quarter of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the applicable Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (b)  The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Fee Rate for Letter of Credit participation fees (the “Letter of Credit Fee Rate”) on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable quarterly in arrears in Dollars on the first Business Day of each calendar quarter of each year commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (c)  The Company agrees to pay to the Administrative Agent for the account of each Lender a utilization fee, which shall accrue at the Applicable Fee Rate for such utilization fee (the “Utilization Fee Rate”) on the average daily outstanding Dollar Amount of the total Revolving Credit Exposure of such Lender for each day when the total Revolving Credit Exposures of all Lenders exceed a Dollar Amount equal to 50% of the total Commitments of all Lenders then in effect; provided that, if the Dollar Amount of the Revolving Credit Exposures of all Lenders continue to exceed an amount equal to 50% of the total Commitments of all Lenders at the time of expiration or termination of such Commitments, then such utilization fee shall continue to accrue on the average daily Dollar Amount of each such Lender’s total Revolving Credit Exposure from and including the date of expiration or termination of the Commitments to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or the total Revolving Credit Exposures of all Lenders are reduced below 50% of the total Commitments of all Lenders at the time of expiration or cancellation.  Accrued utilization fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter of each year and on the date on which the Commitments expire or terminate, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Commitments terminate shall be payable on demand.  All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (d)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

                    (e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances except where assessed or collected in amounts contrary to the terms of this Agreement.

                    SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan made as an ABR Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

                    (b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

                    (c)  Each Swingline Loan shall bear interest at the Quoted Swingline Rate applicable to such Loan, provided that if such Swingline Loan is not repaid when required herein, or if the Lenders have been required to acquire participations in such Swingline Loan pursuant to Section 2.05(c), then such Swingline Loan shall thereafter bear interest as an ABR Loan as provided in Section 2.13(a).

                    (d)  Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, at the option of the Required Lenders, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, at the option of the Required Lenders, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, and (ii) upon the occurrence and during the continuation of any Event of Default, at the option of the Required Lenders, interest accruing on all outstanding Loans and the Applicable Fee Rate for the Letter of Credit participation fees shall be increased by an additional 2% per annum over the rates otherwise in effect pursuant to Section 2.12(b) and this Section 2.13; provided, however, that during the continuation of any Event of Default described in clause (h) or (i) of Article VII, the increased interest rates and fees set forth in this paragraph (d) shall be applicable without any action or election on the part of the Administrative Agent or any Lenders.

                    (e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the respective Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                    (f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) for any Borrowings denominated in Pounds Sterling or Hong Kong dollars shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                    SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

               (a) the Administrative Agent determines in good faith that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for such currency; or

                (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not accurately reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period for such currency;

then the Administrative Agent shall give notice thereof to the applicable Borrowers and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (x) if such Borrowing in such currency is a Eurocurrency Borrowing denominated in Dollars, as an ABR Borrowing or (y) if such Borrowing in such currency is a Eurocurrency Borrowing denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent shall determine, after consultation with the Multicurrency Tranche Lenders, adequately reflects the costs to the Multicurrency Tranche Lenders of making or maintaining their Loans in such Foreign Currency, plus the Applicable Margin for such Eurocurrency Borrowing (plus the Mandatory Costs, if applicable), and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in such currency, unless the applicable Borrower notifies the Administrative Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (x) if such Borrowing is a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, and (y) if such Borrowing is a Eurocurrency Borrowing denominated in a Foreign Currency, such Borrowing shall be made as a Borrowing bearing interest at such rate as the Administrative Agent shall determine adequately reflects the costs to the Multicurrency Tranche Lenders of making or maintaining their Loans, plus the Applicable Margin for such Eurocurrency Borrowing (plus the Mandatory Costs, if applicable).  If the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

                    SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

         (i)   impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

         (ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any amount in respect of such Letter of Credit denominated in an Agreed Currency into an amount denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any such sum denominated in an Agreed Currency into a sum denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                    (b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

                    (c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company and the applicable Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amounts shown as due on any such certificate within 15 days after receipt thereof.

                    (d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that neither the Company nor any other Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                    SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d)  the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

                    SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of each Borrower hereunder (including, without limitation, payments made by any Guarantors) shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b)  In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.

                    (c)  The applicable Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

                    (d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate; provided, however, that no Lender shall be required to provide any documents or forms which it cannot deliver under applicable law.

                    (f)  If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

                    (g)  For any period during which a Foreign Lender has failed to provide the Borrowers with an appropriate form pursuant to subsection (e) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section with respect to Taxes imposed by the United States; provided that, should a Foreign Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (e) above, the Borrowers shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

                    SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) prior to (i) in the case of payments by the Company denominated in Dollars, 2:00 p.m., New York City time (or, if the Company has given to the Administrative Agent not later than 2:00 p.m. New York City time, irrevocable written notice that such payment is being made on such day, 4:30 p.m. New York City time) and (ii) in the case of payments denominated in a Foreign Currency or being made by or on behalf of a Foreign Subsidiary Borrower, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 21 South Clark Street, Chicago, Illinois  60603, or, in the case of a Borrowing denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein, and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “ Original Currency “) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

                    (b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                    (c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender under the respective Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders under such Tranche, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with their respective Tranche Percentages of the respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

                    (d)  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                    (e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), or otherwise pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                    SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then at the request of the Company such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made pursuant to any such request by the Company.

                    (b)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the requirements and restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have given 10 days (or such shorter period as the Administrative Agent shall approve in its discretion) prior written notice of such proposed assignment to the Administrative Agent (and if any Commitment is being assigned, the Issuing Bank), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such  assignment and delegation cease to apply.

                    SECTION 2.20.  Extension of Maturity Date.  The Company may request up to two one-year extensions of the Maturity Date by submitting on each occasion a written request for an extension to the Administrative Agent (each an “Extension Request”) no less than 60 days prior to the then-scheduled Maturity Date.  Promptly upon receipt of any Extension Request, the Administrative Agent shall notify each Lender thereof and shall request each Lender to approve the Extension Request.  If a Lender approves, in its individual and sole discretion, the Extension Request (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 30 days after its receipt of such Extension Request, and the Administrative Agent shall notify the Company of such Extending Lender’s agreement to extend its Commitment(s) within 15 days after receipt of such written notice.

The Commitment(s) of any Lender that fails to accept or respond to the Company’s Extension Request (a “Declining Lender”) shall be terminated on the then-scheduled Maturity Date (without regard to any extension by other Lenders), and on such Maturity Date the Borrowers shall pay in full to each such Declining Lender an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder.  If, but only if, Extending Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the total Commitments of the Lenders outstanding at the time of the Extension Request, the Maturity Date applicable to the Commitments of such Extending Lenders shall be extended by one year and such extension may not be revoked by the Company (but subject to the Company’s right to terminate the Commitments pursuant to Section 2.09(b)).  On the effective date of any extension of the Commitments of the Extending Lenders, the Borrowers shall be deemed to have repaid and reborrowed from the Extending Lenders, in accordance with their respective Tranche Percentages with respect to each Tranche, all outstanding Revolving Loans as of such date (with such reborrowing to consist of the Classes and Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrowers in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Company pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

                    SECTION 2.21. Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

                    (a)  each Eurocurrency Borrowing as of the date three Business Days prior to the date of such Borrowing or, if applicable, date of conversion/continuation of any Loan as a Eurocurrency Loan,

                    (b)  the LC Exposure as of the date of each request for the issuance, amendment to increase, renewal or extension of any Letter of Credit, and

                    (c)  all outstanding Credit Events on and as of the last Business Day of each calendar month and, during the continuation of an Event of Default, on any other Business Day (but not more frequently than once each week) elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day, and the Administrative Agent shall notify the Company of all such determinations and related computations on such Computation Date.

                    SECTION 2.22. Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Multicurrency Tranche Lenders, make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Multicurrency Tranche Lenders, an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Multicurrency Tranche Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars,

(a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Multicurrency Tranche Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Multicurrency Tranche Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

                    SECTION 2.23. Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “ specified currency “) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

                    SECTION 2.24. Designation of Foreign Subsidiary Borrowers.  The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

                    Each of the Company and each Foreign Subsidiary Borrower represents and warrants to the Lenders that:

                    SECTION 3.01.  Organization; Powers.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                    SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Credit Party’s organizational powers and have been duly authorized by all necessary organizational action and, if required, the action by the holders of such Credit Party’s Equity Interests.  This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                    SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any of the Credit Parties or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any of the Credit Parties, other than as expressly permitted by the Loan Documents.

                    SECTION 3.04.  Financial Condition; No Material Adverse Change.   (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended May 31, 2006, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended August 31, 2006, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                    (b)  Since May 31, 2006, there have been no events, acts, conditions or occurrences, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.

                    SECTION 3.05.  Properties.  (a)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and Personal property sufficient for the conduct of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case free and clear of all Liens except as expressly permitted by the Loan Documents.

                    (b)  Each of the Company and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business, free and clear of all Liens except as expressly permitted by the Loan Documents, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

                    (b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.

                    SECTION 3.07.  Compliance with Laws and Agreements.  Except where such compliance is being contested in good faith by appropriate proceedings, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

                    SECTION 3.08.  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

                    SECTION 3.09.  Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

                    SECTION 3.11.  Subsidiaries.  Schedule 3.11 to this Agreement lists each Subsidiary of the Company as of the Effective Date and accurately sets forth for such Subsidiary the type of entity, its jurisdiction of organization, the holders of its Equity Interests, and whether as of the Effective Date such Subsidiary is a Significant Subsidiary and/or a Material Subsidiary.

                    SECTION 3.12.  Margin Securities.  Neither the Company nor any of its Subsidiaries (i) is engaged in the business of purchasing or carrying “margin stock” as defined in Regulation U of the Board, or (ii) has used any proceeds of any Loans or any Letters of Credit to purchase or carry any such “margin stock” contrary to the provisions of Regulation U or Regulation X of the Board.

                    SECTION 3.13.  Disclosure.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made or delivered; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

Conditions

                    SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)  The Administrative Agent (or its counsel) shall have received (i) from the Company, a Syndicated Note and a Swingline Note for each Lender or the Swingline Lender as has been requested by such Lender or Swingline Lender, and (ii) from the Guarantors, the Subsidiary Guaranty signed by all such parties.

          (c)  The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Suellyn P. Tornay, general counsel of the Credit Parties, and (ii) Alston & Bird LLP, special counsel for the Credit Parties, substantially in the form of Exhibits E-1 and E-2, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Company hereby requests such counsel to deliver such opinions.

          (d)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (e)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or a Financial Officer of the Company, confirming compliance with the conditions set forth in Section 4.02.

          (f)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

          (g)  The Administrative Agent shall have received certified copies of all consents, approvals, authorizations, registrations, filings and orders required to be made or obtained by the Company and all Guarantors in connection with the financings evidenced by this Agreement and the other Transactions, and all such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority in respect of such financings or other Transactions shall be ongoing.

(h) The Administrative Agent shall have received satisfactory evidence that the 2003 Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full.

          (i)  Since May 31, 2006, there shall have occurred no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, that have had, or are reasonably expected to have, a Material Adverse Effect.

          (j)  No actions, suits or other legal proceedings shall be pending or, to the knowledge of the Company, threatened, against or affecting the Company or the Guarantors and seeking to enjoin, restrain, or otherwise challenge or contest the validity of the financings evidenced by this Agreement or the other Transactions.  The Company shall have delivered or otherwise made available to the Administrative Agent and the Lenders its consolidated financial statements for the Company’s Fiscal Quarter ending August 31, 2006, and such other financial information as the Administrative Agent or the Required Lenders may have reasonably requested.

          (k)  If the Canadian Receivables Credit Agreement remains in effect as of such date, the Administrative Agent shall have received from Canadian Imperial Bank of Commerce, in its capacity as administrative agent for the lenders under the Canadian Receivables Credit Agreement, a written acknowledgment that the Canadian Intercreditor Agreement shall continue in full force and effect with this Agreement constituting the “Syndicated Credit Agreement” for all purposes of the Canadian Intercreditor Agreement, and that references in the Canadian Intercreditor Agreement to “Syndicated Credit Financial Covenant Default” shall be modified to refer to the financial covenants set forth in Sections 6.10 and 6.11 of this Agreement.

(l) The Administrative Agent shall have received all other documents, certificates, and other information as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 17, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                    SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) the fact that, immediately after such Borrowing or such action by the Issuing Bank, no Default or Event of Default shall have occurred and be continuing;

          (b)     the fact that the representations and warranties contained in Article III of this Agreement (including, without limitation, the representation and warranty set forth in Section 3.04(b)) shall be true in all material respects on and as of the date of such Borrowing or such action by the Issuing Bank, except for changes expressly permitted herein and except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true in all material respects on and as of such earlier date);

          (c)     the fact that, immediately after such Borrowing or such action by the Issuing Bank, (i) the US Tranche Exposure of each US Tranche Lender will not exceed the amount of its US Tranche Commitment, (ii) the US Tranche Exposures of all US Tranche Lenders will not exceed the total US Tranche Commitments, (iii) if such Borrowing or Letter of Credit is denominated in a Foreign Currency, the Multicurrency Tranche Exposure of each Multicurrency Tranche Lender will not exceed the amount of its Multicurrency Tranche Commitment, and (iv) if such Borrowing or Letter of Credit is denominated in a Foreign Currency, the Multicurrency Tranche Exposures of all Multicurrency Tranche Lenders will not exceed the total Multicurrency Tranche Commitments; and

          (d)     In the case of a Loan or Letter of Credit denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

                    SECTION 4.03. Designation of a Foreign Subsidiary Borrower . The designation of a Foreign Subsidiary Borrower pursuant to Section 2.24 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

                    (a)  Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party;

                    (b)  An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

                    (c)  Opinions of counsel to such Subsidiary (which may include inside counsel to such Subsidiary for certain matters), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

                    (d)  Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent (including, without limitation, any amendment or supplement to this Agreement to incorporate provisions in respect of the Multicurrency Tranche as applicable to such Foreign Subsidiary Borrower that are customary for credit facilities of such type to borrowers organized in the same country or jurisdiction as such Foreign Subsidiary Borrower);

                    (e)  The Administrative Agent shall have received evidence satisfactory to it that all of such Foreign Subsidiary Borrower’s then existing credit facilities shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans to such Borrower or otherwise permitted to be outstanding pursuant to Section 6.01);

                    (f)  The Administrative Agent shall have received evidence satisfactory to it that (i) no withholding tax shall apply to any sum payable by such Foreign Subsidiary Borrower under the Loan Documents, or (ii) gross-up obligations contained in the Loan Documents protect the Administrative Agent and the Lenders from any economic effect of such withholding obligations; and

                    (g)  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and comparable laws and regulations of any other applicable jurisdiction in respect of such Foreign Subsidiary Borrower.

ARTICLE V

Affirmative Covenants

                    Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and each Foreign Subsidiary Borrower covenants and agrees with the Lenders that:

                    SECTION 5.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

          (a) within 100 days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11, and (iii) describing in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying such certificate;

          (d)  promptly after the same become publicly available, copies of all annual and quarterly reports filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

          (e)  promptly upon the receipt thereof, a copy of any management letter or management report prepared by the Company’s independent certified public accountants in conjunction with the financial statements described in Section 5.01(a); and

          (f)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing requirements for delivery of annual and quarterly financial statements and reports and other filings in Section 5.01(a), (b) and (d) above, and notices required to be given pursuant to Section 5.02, such delivery and notice requirements shall be deemed to have been satisfied at such time as the Company shall have notified the Administrative Agent and the Lenders as to the filing of such financial statements, reports and other filings with the Securities and Exchange Commission as part of the Company’s reports on Form 10-K or Form 10-Q, or reports of events or occurrences on Form 8-K, or other applicable filings, as the case may be, so long as the Administrative Agent and the Lenders have electronic access to such filings at such time.

                    SECTION 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt (and in any event within five Business Days) written notice of the following:

(a) the occurrence of any Default or Event of Default;

          (b) the filing or commencement of any actions, suits or proceedings by or before any arbitrators or Governmental Authorities against or affecting the Company or any Subsidiaries or other Affiliates thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) if and when the Company or any member of the ERISA Affiliate (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice, or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice, in each case where such Reportable Event, withdrawal liability, termination or appointment could reasonably be expected to have or cause a Material Adverse Effect; and

                    (d) the cancellation or termination of any material agreement or the receipt or sending of written notice of default or intended termination or cancellation of any material agreement, in any case that could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                    SECTION 5.03.  Maintenance of Existence.  Each Borrower shall at all times maintain its existence as a corporation or other entity, as applicable to such Borrower, in the jurisdiction of its organization.  The Company shall cause each of its Material Subsidiaries to maintain its legal existence, provided, that (i) the Company may dissolve Subsidiaries from time to time if (x) the Company has determined that such dissolution is desirable, and (y) such dissolution could not reasonably be expected to have or cause a Material Adverse Effect, or (ii) the Company or any Subsidiary may eliminate or discontinue a business line pursuant to Section 6.03(c).

                    SECTION 5.04.  Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 5.05.  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) maintain and keep in full force and effect all rights in respect of Intellectual Property used in the business of the Company and its Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) maintain, with financially sound and reputable insurance companies or through adequate self-insurance programs, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or consistent with past practices of the Company and such Subsidiaries.

                    SECTION 5.06.  Books and Records; Inspection Rights.  The Company will (i) keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each of its Subsidiaries to permit, representatives of any Lender, after written notice to an officer of the Company or Subsidiary, at such Lender’s expense during any period in which a Default or Event of Default is not in existence and at the Company’s expense during any period in which a Default or Event of Default is in existence, to visit (which date of visit shall be two (2) Business Days after the date such request is made or any earlier date as may be mutually agreed by the Company and such Lender) and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.  The Company agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.  Notwithstanding the foregoing, during any period in which no Event of Default is in existence, neither the Administrative Agent nor any Lender may engage in (i) more than two inspections per Fiscal Year or (ii) discussions with the Company’s independent public accountants, unless the Company shall have otherwise consented to same.

                    SECTION 5.07.  Compliance with Laws.  The Company will, and will cause each of its Subsidiaries and each of its ERISA Affiliates to, comply with applicable laws (including but not limited to ERISA), regulations, executive orders, and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or except where the noncompliance with which could not be reasonably expected to cause or result in a Material Adverse Effect.

                    SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans shall be used to refinance existing amounts outstanding under the 2003 Credit Agreement, to fund Permitted Acquisitions and share repurchases, and for working capital and other general corporate purposes, in each case to the extent not otherwise prohibited herein.  No portion of the proceeds of the Loans will be used by the Company (i) in connection with a Non-Negotiated Acquisition, directly or indirectly, (ii) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock in violation of Regulations T, U and X, or (iii) for any purpose in violation of any applicable law or regulation.

                    SECTION 5.09.  Additional Guarantors.  Not later than 30 days (or such longer period as the Administrative Agent may agree) after the date required for delivery of any quarterly or annual financial statements pursuant to Section 5.01, if any Domestic Subsidiary that is not a Guarantor as of the period end date of such financial statements would qualify as of such period end date as a Significant Subsidiary, the Company shall cause such Domestic Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of the certificates or articles of incorporation, organization or formation, by-laws, limited liability company agreements, partnership agreements, and other applicable organizational documents, appropriate authorizing resolutions of the board of directors, board of managers, or comparable body, and opinions of counsel for such Domestic Subsidiary comparable to those delivered pursuant to Section 4.01, and (iii) such other documents as the Administrative Agent may reasonably request.  The Company may request that any Guarantor cease to be a Guarantor and be released and discharged from its obligations under the Subsidiary Guaranty if (i) the Equity Interests of such Guarantor are being sold in a transaction expressly permitted by the terms of this Agreement, or (ii) such Guarantor has ceased to qualify as a Significant Subsidiary as indicated by the most recent quarterly or annual financial statements delivered pursuant to Section 5.01.

ARTICLE VI

Negative Covenants

                    Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees   payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and each Foreign Subsidiary Borrower covenants and agrees with the Lenders that:

                    SECTION 6.01.  Subsidiary Indebtedness.  The Company will not permit any of its Subsidiaries to create, incur or suffer to exist any Indebtedness, other than:

          (a)     the Subsidiary Guaranty;

          (b)     Indebtedness existing on the date of this Agreement and described on Schedule 6.01;

          (c)     Indebtedness secured by Liens permitted pursuant to the terms of Section 6.02(a)(iii);

          (d)     Indebtedness of a Subsidiary owing to the Company or any other Subsidiary;

          (e)     Indebtedness resulting from Guarantees by Guarantors of Permitted Pari Passu Indebtedness and other Indebtedness otherwise expressly permitted by this Section 6.01;

          (f)     Indebtedness arising from the renewal or extension of any Indebtedness described in clauses (b) and (c) above, provided that the amount of such Indebtedness is not increased and any Liens securing such Indebtedness attached only to the assets previously serving as collateral for such Indebtedness prior to such renewal or extension;

          (g)     Indebtedness owing by a Subsidiary that was in existence at the time such Person first became a Subsidiary, or at the time such Person was merged into or consolidated with a Subsidiary, which Indebtedness was not created or incurred in contemplation of such event, provided that such Indebtedness is at the time permitted pursuant to the terms of Section 6.02 (in the case of any Indebtedness secured by any Liens on assets of such Subsidiary);

          (h)     Indebtedness resulting from Surety Indemnification Obligations of such Subsidiary; and

          (i)     Other unsecured Indebtedness of any Subsidiaries not described in clauses (a) through (h) above in an aggregate principal amount outstanding at any time not to exceed fifteen percent (15%) of Net Worth as at the end of the Company’s most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Administrative Agent.

                    SECTION 6.02.  Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Liens existing on the date of this Agreement and described on Schedule 6.02 securing Indebtedness outstanding on the date of this Agreement;

          (ii)     Liens existing on any asset of any Person at the time such Person becomes a Subsidiary, or at the time such Person was merged into or consolidated with the Company or a Subsidiary, which Lien was not created in contemplation of such event and, if such Lien secures Indebtedness of a Subsidiary, such Indebtedness is permitted pursuant to the terms of Section 6.01; and

          (iii)     Liens on any asset securing Indebtedness (including, without limitation, a Capital Lease Obligation) incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien (x) attaches to such asset (and no other asset) concurrently with or within 18 months after the acquisition or completion of construction thereof, and (y) secures solely such Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset;

provided that the aggregate amount of Indebtedness secured by Liens permitted pursuant to clauses (i) and (iii) of this Section 6.02(a) shall at no time exceed an amount equal to 10% of Net Worth as at the end of the Company’s most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Administrative Agent;

          (b)      Liens securing Permitted Pari Passu Indebtedness, provided that all requirements and conditions set forth in the definition of the term “Permitted Pari Passu Indebtedness” shall be satisfied at all times any such Liens are in effect;

          (c)      Liens securing Indebtedness owing by the Company or any Subsidiary to any Credit Party;

          (d)      Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (a) through (c) of this Section, provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

          (e)      Permitted Encumbrances;

          (f)      Liens in respect of any taxes which are either (x) not, as at any date of determination, due and payable or (y) being contested in good faith as permitted by Section 5.04;

          (g)      Liens (x) on the Canadian Receivables Collateral securing obligations under the Canadian Receivables Credit Facility; and (y) securing obligations arising under other Settlement Facilities and attaching only to those receivables payable in respect of such Settlement Facilities; and

          (h)      Liens on cash and cash equivalents deposited or pledged in the ordinary course of business to secure Surety Indemnification Obligations.

                    SECTION 6.03.  Consolidations, Mergers and Sales of Assets.  No Borrower will, nor will it permit any of its Material Subsidiaries to, consolidate or merge with or into, or effect any Asset Sale to, any other Person, or discontinue or eliminate any Material Subsidiary or business segment, provided that:

          (a)     the Company may merge with another Person if (i) the Company is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

          (b)     any Foreign Subsidiary Borrower may merge with another Person if (i) such Foreign Subsidiary Borrower is the Person surviving such merger, and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

          (c)     Subsidiaries other than Foreign Subsidiary Borrowers (i) may merge with, and sell assets to, one another and the Company, provided that if one of the Persons involved in such merger or sale is a Credit Party, the surviving Person or transferee in any such transaction is a Credit Party, and (ii) may merge with another Person if (x) such Subsidiary is the Person surviving such merger, and (y) no Default or Event of Default shall have occurred and be continuing;

          (d)     the Company and its Subsidiaries may eliminate or discontinue business lines and segments from time to time if such elimination or discontinuance could not reasonably be expected to have a Material Adverse Effect;

          (e)     so long as no Event of Default shall then have occurred and be continuing or would result therefrom, the Company and its Subsidiaries may effect any Asset Sale so long as the value of the assets sold (measured at the book value for such assets) pursuant to all such Asset Sales during any Fiscal Year does not exceed fifteen percent (15%) of the book value of the consolidated total assets of the Company as of the end of the immediately preceding Fiscal Year; provided, however, that in determining the Company’s compliance with the foregoing limitation on Asset Sales in any Fiscal Year, the Company may exclude those proceeds from such Asset Sales that are reinvested in the businesses of the Company and its Subsidiaries, through capital expenditures or Permitted Acquisitions, within 180 days after consummation of the respective Asset Sales; and provided, further, that, if and to the extent, absent such reinvestment, a breach of this Section 6.03(e) would occur, the Company shall provide the Administrative Agent, not later than the expiration of such 180-day period, a report in reasonable detail as to such reinvestment and, to the extent all or any portion of the amounts has not actually been so reinvested, the amount not so reinvested shall be included in determining compliance with the limitation for the Fiscal Year during which such Asset Sales occurred; and

          (f)     Subsidiaries which are formed for the sole purpose of (1) merging into Persons that will become Subsidiaries or (2) acquiring the assets or Equity Interests of Persons and thereafter becoming Subsidiaries, may merge with such Persons or consolidate those Persons’ assets with the assets of those Subsidiaries so long as such acquisitions and related transactions are otherwise permitted by this Agreement.

                    SECTION 6.04.  Acquisitions.  The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, effect an Acquisition, unless in each case (i) such Acquisition is of a business or in an industry that is the same or substantially similar to that of the Company and its existing Subsidiaries or such other businesses arising therefrom or that are reasonably related to the payment services, financial services, transaction processing and money transfer business, (ii) the Company has satisfied all applicable conditions and requirements for such acquisition to constitute a Permitted Acquisition as provided in the definition of the term “Permitted Acquisition”, (iii) such Acquisition is not a Non-Negotiated Acquisition, and (iv) no Default or Event of Default shall result therefrom (which has not been specifically waived in writing pursuant to Section 9.02).

                    SECTION 6.05.  Swap Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements that are entered into by the Company or such Subsidiary with the intent, at such time, to (a) hedge or mitigate risks (whether or not deemed to constitute a “hedge” for purposes of FAS 133) to which the Company or any Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Equity Interests (excluding options embedded within convertible debt securities) of the Company or any of its Subsidiaries), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

                    SECTION 6.06.  Lines of Business.  Neither the Company nor any of its Significant Subsidiaries shall conduct or enter into any business, either directly or through any other Subsidiary, except for any business that is the same or substantially similar as that of the Company or its existing Subsidiaries or such other businesses arising therefrom or reasonably related to the payment services, financial services, transaction processing or money transfer businesses.

                    SECTION 6.07.  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in any case where such transactions, singly or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary in any material respect than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Company and any Guarantors not involving any other Affiliate.

                    SECTION 6.08.  Restrictive Agreements.   The Company will not, nor will it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction (excluding any such encumbrance or restriction under this Agreement) on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of its Equity Interests, (ii) pay any amounts owing to the Company or any of its Subsidiaries, or (iii) grant any Liens on any of its assets to secure any of the Obligations under this Agreement, except (A) any such encumbrance or restriction with respect to the granting of Liens imposed by a lessor under any capital lease or by a lender extending purchase money financing in respect of any asset or assets of the Company or any Subsidiary, so long as such encumbrances or restrictions does not so encumber or restrict any other assets or property of the Company or any Subsidiary, (B) any such encumbrance or restriction set forth in Permitted Pari Passu Indebtedness, (C) any such existing encumbrances or restrictions in any Indebtedness of a Subsidiary permitted pursuant to the terms of Section 6.01, or Indebtedness of the Company resulting from the merger or consolidation of another Person into or with the Company, which Indebtedness existed at the time of such merger or consolidation and was not created or incurred in contemplation of such event, and (D) those encumbrances or restrictions more particularly described in Schedule 6.08.

                    SECTION 6.09.  Accounting Changes.  The Company will not, and will not permit any Subsidiary to, make any significant change in accounting practices, except as required or permitted by GAAP.

                    SECTION 6.10.  Leverage Ratio.  The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 3.25 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.

                    SECTION 6.11.  Fixed Charge Coverage Ratio.  The ratio of (i) EBITR to (ii)  Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.

ARTICLE VII

Events of Default

                    If any of the following events (“Events of Default”) shall occur:

          (a) the Company or any applicable Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay any reimbursement obligation in respect of any LC Disbursement within one Business Day after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Company or any applicable Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied thereafter for a period of five Business Days;

          (c) any representation or warranty made or deemed made in writing by or on behalf of the Company, any Foreign Subsidiary Borrower or any other Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been untrue or incorrect in any material respect when made or deemed made;

          (d) the Company or any applicable Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Company’s existence) or 5.08, or in Article VI;

          (e) the Company or any applicable Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after (i) any officer of the Company becomes aware thereof, or (ii) notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

          (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period for such payment;

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of any Material Indebtedness or any trustees or agents on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness or Indebtedness of a Subsidiary that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or of all the Equity Interests of such Subsidiary, as the case may be, in a transaction otherwise expressly permitted under this Agreement, and such Indebtedness is paid at or prior to the time it becomes due as a result of such transaction;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Foreign Subsidiary Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Foreign Subsidiary Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Company or any Foreign Subsidiary Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Foreign Subsidiary Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or cease to pay its debts generally as such debts become due, (vi) take any action for the purpose of effecting any of the foregoing;

          (j) one or more final judgments for the payment of money in an aggregate amount in excess of the Dollar Amount of $25,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or deferred, or the judgment or judgments shall not have been paid in full or otherwise released or discharged;

          (k) the Company or any of its ERISA Affiliates shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c) (5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or federal tax liens and/or liens of the PBGC under Section 4068 of ERISA shall be rendered or filed against the Company or any of its ERISA Affiliates which shall continue unsatisfied, unreleased and unstayed for a period of 60 days; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Company or any its ERISA Affiliates shall be obligated to contribute to, terminate its participation in, or incur any withdrawal liability with respect to, a Multiemployer Plan; provided, that no Default or Event of Default shall arise under this paragraph (k) unless, in the reasonable opinion of the Required Lenders, when taken together with all other events described in this clause (k) that have occurred, the foregoing matters could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(l) a Change in Control shall occur; or

          (m) (i) the Company’s Guaranty pursuant to Article XI or the Subsidiary Guaranty shall cease to be enforceable, (ii) the Company or any Subsidiary shall assert that any Loan Document is not enforceable, or (iii) any default or event of default under any other Loan Document shall occur or exist and continue in effect beyond any applicable period to cure such default or event of default;

then, and in every such event (other than an event with respect to the Company or any Foreign Subsidiary Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers; and in case of any event with respect to the Company or any Foreign Subsidiary Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers;

ARTICLE VIII

The Administrative Agent

                    Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                    In the event that a Subsidiary organized under the laws of a jurisdiction in the United Kingdom becomes a Foreign Subsidiary Borrower party hereto (a “UK Borrower”), each Lender (a) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with this Agreement, (b) shall cooperate with the Administrative Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme, and (c) without limiting the liability of such UK Borrower under this Agreement, shall, within five (5) Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the PTR Scheme in connection with such Lender’s participation in any Borrowing (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct). Each UK Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall (a) promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme and (b) act in accordance with any provisional notice issued by H.M. Revenue & Customs under the PTR Scheme. Each of the parties hereto acknowledge that the Administrative Agent (a) is entitled to rely completely upon information provided to it in connection with this paragraph, (b) is not obliged to undertake any inquiry into the accuracy of such information, nor into the taxation status of any Lender or, as the case may be, a UK Borrower providing such information and (c) shall have no liability to any Person for the accuracy of any information the Administrative Agent submits in connection with this paragraph. As used herein, “ PTR Scheme “ means the Provisional Treaty Relief scheme as described in the United Kingdom’s Inland Revenue Guidelines dated January 2003 and administered by H.M. Revenue & Custom’s Centre for Non-Residents.

ARTICLE IX

Miscellaneous

                    SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (i) if to the Company or any Foreign Subsidiary Borrower in care of the Company, to it at 10 Glenlake Parkway, Atlanta, Georgia  30328, Attention of Joe Hyde, Chief Financial Officer, and Lisa Joublanc, Treasurer (Telecopy No. (770) 829-8517),

         (ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 21 South Clark Street, 7th Floor, Chicago, Illinois 60603, Attention of Maribel Lorenzo (Telecopy No. (312) 385-7096) and, if such notice or other communication is given in respect of any Borrowing or Loan denominated in (x) Hong Kong dollars, with a copy to JPMorgan Chase Bank, Hong Kong Branch, 27/F., Chater House, 8 Connaught Road, Central Hong Kong, Attention of Ryan Lee (Telecopy No. (852) 2836 9672), or (y) any other Foreign Currency or in respect of a Foreign Subsidiary Borrower, with a copy to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, England, Attention of Agency Department (Telecopy No. 00 44-207-777-2360);

(iii) if to the Issuing Bank, to it at 21 South Clark Street, 7th Floor, Chicago, Illinois 60603, Attention of Maribel Lorenzo (Telecopy No. (312) 385-7096);

(iv) if to the Swingline Lender, to it at 21 South Clark Street, 7th Floor, Chicago, Illinois 60603, Attention of Maribel Lorenzo (Telecopy No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

                    (b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                    (c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                    SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

                    (b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement, or reduce the rate of any interest or fees payable hereunder (whether directly or indirectly through an amendment to the Pricing Schedule or to the definition of the term “Leverage Ratio” to the extent (but only to the extent) such amendment would effect a reduction in such rate of interest or fees pursuant to the Pricing Schedule), without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(b) or (c), or Section 10.01 or 10.02, in a manner that would alter the pro rata sharing of payments required thereby (it being understood that any increase in the total US Tranche Commitments pursuant to Section 2.04 shall not be deemed to alter such pro rata sharing of payments), without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender, (vi) release, discharge or otherwise limit the obligations and liabilities of the Company from its obligations pursuant to Article XI, (vii) release, discharge or otherwise limit the obligations and liabilities of any Guarantor under the Subsidiary Guaranty except (x) in connection with a merger, consolidation or dissolution of such Guarantor or a sale of the Equity Interests of such Guarantor, in any case in a transaction expressly permitted by this Agreement, (y) pursuant to the final sentence of Section 5.09, or (z) with the written consent of each Lender, (viii) change any provisions of Article X without the written consent of each Lender, or (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Multicurrency Tranche Lenders) or the Multicurrency Tranche Lenders (but not the US Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Tranche of Lenders.

                    SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit.

                    (b)  The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (“Claims and Expenses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom

(including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (each of the foregoing, an “Indemnity Proceeding”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee; and provided further, that should the Company pay any amounts to the Administrative Agent, the Lenders, Swingline Lender, or  Issuing Bank due to this Section, and it shall be determined that the harm being indemnified against resulted from the Administrative Agent’s or any Lender’s, Swingline Lender’s, or Issuing Bank’s gross negligence or willful misconduct, then such party receiving such payment shall rebate such payment to the Company, together with interest thereon accruing at the Federal Funds Rate from the date such payment was made until the date such rebate is received by the Company (calculated for the actual number of days elapsed on the basis of a 365 day year).  If the Company is required to indemnify an Indemnitee pursuant hereto and has provided evidence reasonably satisfactory to such Indemnitee that the Company has the financial wherewithal to reimburse such Indemnitee for any amount paid by such Indemnitee with respect to such Indemnity Proceeding, such Indemnitee shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

                    (c)  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

                    (d)  If a claim is to be made by an Indemnitee under this Section, the Indemnitee shall give written notice to the Company promptly after the Indemnitee receives actual notice of any Claims and Expenses incurred or instituted for which the indemnification is sought; provided, that, the failure to give such prompt notice shall not decrease the Claims and Expenses payable by the Company, except to the extent that such failure has caused the Company to forfeit any substantive right of a material nature.  If requested by the Company in writing, and so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Company has acknowledged in writing to the Indemnitee that the Company shall be obligated under the terms of its indemnity hereunder in connection with such Indemnity Proceeding (subject to the exclusion of any losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnitee), the Company may, at its election, conduct the defense of any such Indemnified Proceeding to the extent such contest may be conducted in good faith on legally supported grounds.  If any lawsuit or enforcement action is filed against any Indemnitee entitled to the benefit of indemnity under this Section, written notice thereof shall be given to the Company as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Company as provided in this Section will not relieve the Company from liability hereunder (except to the extent such failure has caused the Company to forfeit any substantive right of a material nature).  After such notice, the Company shall be entitled, if they so elect, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of their own choice reasonably acceptable to the Indemnitee to handle and defend the same, at the Company’s cost, risk and expense; provided however, that the Company and its counsel shall proceed with diligence and in good faith with respect thereto.

If (i) the engagement of such counsel by the Company would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnitee, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnitee and Company, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Company, (iii) the Company fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnitee, in either case in a timely manner, or (iv) an Event of Default shall occur and be continuing, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Company will pay the fees and disbursements of such counsel; provided, however that each Indemnitee shall, in connection with any matter covered by this Section which also involves other Indemnified Parties,  use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities. Should the Company be entitled to conduct the defense of any Indemnity Proceeding pursuant to the terms of this Section, the Indemnitee shall cooperate (with all Claims and Expenses associated therewith to be paid by the Company) in all reasonable respects with the Company and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Indemnitee may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

                    (e)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                    (f)  The Administrative Agent, Issuing Bank, Swingline Lender and each Lender agree that in the event that any Indemnity Proceeding is asserted or threatened in writing or instituted against it or any other party entitled to indemnification hereunder, the Administrative Agent, Issuing Bank, Swingline Lender or such Lender shall promptly notify the Company thereof in writing and agree, to the extent appropriate, to consult with the Company with a view to minimizing the cost to the Company of its obligations under this Section; provided that the failure to so notify the Company will not relieve the Company from liability hereunder except to the extent such failure has caused the Company to forfeit any substantive right of a material nature.

                    (g)  All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

                    SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                    (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

                    (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment(s) to an assignee that is a Lender with any Commitment(s) immediately prior to giving effect to such assignment; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) or Loans of any Tranche, the amount of the Commitment(s) or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

                    (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

                    For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

                    “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                    (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                    (iv)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (c)(i)  Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

                    (ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

                    (d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement  or such other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                    SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                    SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                    SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of Georgia.

                    (b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of Fulton County, Georgia, and of the United States District Court for the Northern District of Georgia, and any appellate courts from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment.  In any action or proceeding in the Superior Court of Fulton County, Georgia, each party agrees to submit any such action or proceeding to the Business Case Division of the Superior Court of Fulton County, Georgia (the “Georgia Business Court”); provided, however, that if the dispute or claim is not accepted for adjudication by the Georgia Business Court, venue and jurisdiction shall remain vested in the Superior Court of Fulton County, Georgia, but any party may seek removal of such action or proceeding (where permitted by applicable federal law) to the United States District Court for the Northern District of Georgia.  Each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State or, to the extent permitted by law, in such Federal court, and further agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

                    (c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such

Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.24.  Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                    SECTION 9.12.  Confidentiality.  (a)  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or the Lender, as the case may be, shall disclose only the information specified in such request and, to the extent it may lawfully do so, shall use reasonable efforts to notify the Company in advance of such disclosure (but shall incur no liability to the Company or any other Person for any delay or failure in providing any such notice), (c) to any other party to this Agreement, (d) as may be determined in good faith to be necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrowers and their obligations, (f) with the consent of the Company or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                    (b)  EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

                    (c)  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

                    SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                    SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower, and other information that will allow such Lender to identify such Borrower in accordance with the Act.

                    SECTION 9.15.  No Margin Stock Collateral.  Each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrowers that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

                    SECTION 9.16.  Canadian Financing Intercreditor Agreement.  Each of the Administrative Agent, the Lenders, the Issuing Bank, and the Company acknowledges and agrees that, to the extent the existing Canadian Receivables Credit Facility remains in effect, (i) the Canadian Intercreditor Agreement shall remain in full force and effect after the Effective Date, (ii) all references therein to the “Syndicated Credit Agreement” and the “Syndicated Credit Lenders” shall be deemed to refer to this Agreement and the Lenders, respectively, and (iii) each of them shall be subject to, and shall be bound by and have the benefits of, the provisions of the Canadian Intercreditor Agreement from and after the Effective Date.

                    SECTION 9.17. Termination of Commitments under 2003 Credit Agreement.  Each of the signatories hereto that is also a party to a 2003 Credit Agreement hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the 2003 Credit Agreement will be terminated automatically, the 2003 Credit Agreement shall be terminated and of no further force or effect, and any and all conditions precedent or required notice periods in connection with such termination are hereby waived and of no further force and effect.

ARTICLE X

Collection Allocation Mechanism

                    SECTION 10.01.  Implementation of CAM.  (a)  On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each US Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.05(c)) participations in the Swingline Loans under the US Tranche in an amount equal to such Lender’s US Tranche Percentage of each such Swingline Loan outstanding on such date, (iii) simultaneously with the automatic conversions pursuant to clause (iv) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Borrower in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Borrower in respect of each such Loan and each Reserve Account established pursuant to Section 10.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, and (iv) simultaneously with the deemed exchange of interests pursuant to clause (iii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Equivalent Amount in Dollars, calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.  Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or Letter of Credit.  Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver, or of any Lender to accept, any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

                    (b)  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

                    SECTION 10.02.  Letters of Credit.  (a)  In the event that on the CAM Exchange Date any Letter of Credit under any Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Company or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each Lender under such Tranche shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Lender’s Tranche Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable.  The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  For the purposes of this paragraph, the Equivalent Amount in Dollars of each Lender’s participation in each Letter of Credit denominated in a Foreign Currency shall be the amount in US Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Foreign Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Foreign Currency in such Lender’s Reserve Account.  The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.06.

                    (b)  In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under any Tranche, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.06(d) (but not of the Company under Section 2.06(e)).

In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.06(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Company’s reimbursement obligations pursuant to Section 10.01.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

                    (c)  In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

                    (d)  With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

                    (e)  Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in customary, highly-rated, short-term investments reasonably acceptable to the Administrative Agent.  Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

ARTICLE XI

Company Guarantee

                    In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article XI, of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

                    The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by: (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations;

(c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other Guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other Guarantor of any of the Obligatio ns, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

                    The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

                    The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

                    The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

                    In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

                    Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

                    Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL PAYMENTS INC.

By	/s/ Joseph C. Hyde

Name:	Joseph C. Hyde
Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

By	/s/ Scott Winship

Name:	Scott Winship
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Horace S. Jennings

Name:	Horace S. Jennings
Title:	Vice President

COMERICA BANK, as a Lender

By	/s/ Richard C. Hampson

Name:	Richard C. Hampson
Title:	Vice President

HSBC BANK, N.A., as a Lender

By	/s/ Peter Nealon

Name:	Peter Nealon
Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ David A. Wild

Name:	David A. Wild
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Karen H. McClain

Name:	Karen H. McClain
Title:	Managing Director

REGIONS BANK, as a Lender

By	/s/ W. Brad Davis

Name:	W. Brad Davis
Title:	Vice President